Exhibit 10.1

Form of Non-Qualified Stock Option Agreement under

the DaVita Inc. 2002 Equity Compensation Plan

- Employee

Primary Terms

Optionee:

SSN:

Address:

Grant Date:

Options Granted:

Option Price per Share:

Expiration Date:

Plan Name:	2002 Equity Compensation Plan

Plan ID#:	2002

Vesting Schedule:

The terms set forth above, together with the terms and conditions attached, constitute one agreement.

Note: Please mark and initial any correction to the Name, SSN and/or Address shown on this page before returning a signed copy of this agreement to the Stock Plan Administrator.

This Non-Qualified Stock Option Agreement is dated as of                      (“Grant Date”) by and between DaVita Inc., a Delaware corporation (“Company”) and                      (“Optionee”) pursuant to the Company’s 2002 Equity Compensation Plan (“Plan”). Capitalized terms that are used but not defined in this document shall have the meanings set forth in the Plan.

1. Grant of Option.

(a) The Company hereby grants to the Optionee the right (“Option”) to purchase all or any portion of                  shares (“Shares”) of the common stock of the Company (“Common Stock”) at a purchase price of $                 per share (“Option Price”).

(b) It is intended that this Option will not qualify for treatment as an incentive stock option under Internal Revenue Code (“Code”) Section 422.

2. Term of Option.

(a) This Option shall be effective for the period (“Term”) from the Grant Date shown above through March 30, 2010 (“Expiration Date”).

(b) In the case of the termination of the Optionee’s employment with the Company (“Severance”), the following rules shall apply in determining the date on which the Option shall terminate.

(i) If the Optionee dies while employed by the Company or during the three (3) month period immediately subsequent to his or her Severance, the Option shall terminate one (1) year from the date of the Severance.

(ii) If the Optionee was disabled (within the meaning of Section 22(e)(3) of the Code) at the time of his or her Severance, the Option shall terminate one (1) year following the Severance.

(iii) In all other cases, the Option shall terminate three (3) months following the Severance.

(c) If the Optionee is transferred between the Company and a subsidiary thereof, or vice versa, or between subsidiaries, Severance shall not be deemed to have occurred.

(d) If there is a meaningful reduction, determined in the Company’s sole discretion, in both the Optionee’s duties and responsibilities and the level of the Optionee’s regular cash compensation for an extended or indefinite period of time, the Company reserves the right to unilaterally revoke some or all of the unvested portion of the Option.

3. Exerciseability.

(a) The shares subject to this Option shall become exerciseable (“vest”) on the dates indicated under the Vesting Schedule table above such that this Option shall be fully exerciseable on the last date listed on such table; provided, however, that such vesting shall cease at the time of Optionee’s Severance.

(b) These installments shall be cumulative, so that this Option may be exercised as to any or all of the Shares covered by an installment at any time or times after the installment becomes vested and until this Option terminates.

(c) The foregoing notwithstanding, in the event that either (i) in connection with a “Change of Control” (defined below), the “Acquiror” (defined below) fails to assume, convert or replace this Option, or (ii) the Optionee’s employment is terminated within the twenty-four (24) month period following a Change of Control by the Company (or the Acquiror) other than for “Cause” (defined below) or, if applicable, by the Optionee in accordance with the termination for “Good Reason” provisions of the Optionee’s employment agreement, if any, then, in any such case, this Option shall automatically vest and become immediately exerciseable in its entirety, such vesting to be effective as of immediately prior to the effective date of the Change of Control in the case of (i), and as of the date of termination of the Optionee’s employment in the case of (ii). For purposes of this agreement, a “Change of Control”, is defined herein as (i) any transaction or series of transactions in which any person or group (within the meaning of Rule 13d-5 under the Exchange Act and Sections 13(d) and 14(d) under the Exchange Act) becomes the direct or indirect “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), by way of a stock issuance, tender offer, merger, consolidation, other business combination or otherwise, of greater than 50% of the total voting power (on a fully diluted basis as if all convertible securities had been converted and all warrants and options had been exercised) entitled to vote in the election of directors of the Company (including any transaction in which the Company becomes a wholly-owned or majority-owned subsidiary of another corporation), or (ii) any merger or consolidation or reorganization in which the Company does not survive, or (iii) any merger or consolidation in which the Company survives, but the shares of the Company’s Common Stock outstanding immediately prior to such merger or consolidation represent 50% or less of the voting power of the Company after such merger or consolidation, or (iv) any transaction in which more than 50% of the Company’s assets are sold, provided, however, that no transaction contemplated by clauses (i) through (iv) above shall constitute a Change of Control if both (x) the person acting as the Chief Executive Officer of the Company for the six months prior to such transaction becomes the Chief Executive Officer or Executive Chairman of the Board of Directors of the entity that has acquired control of the Company as a result of such transaction (the “Acquiror”) immediately after such transaction and remains the Chief Executive Officer or Executive Chairman of the Board of Directors for not less than one year following the transaction and (y) a majority of the Acquiror’s board of directors immediately after such transaction consist of persons who were directors of the Company immediately prior to such transaction. For purposes of this Agreement, “Cause” means: (1) a material breach by Optionee of those duties and responsibilities of the Optionee which do not differ in any material respect from the duties and responsibilities of the Optionee during the ninety (90) day period immediately prior to a Change in Control (other than as a result of incapacity due to physical or mental illness) which is demonstrably willful and deliberate on the Optionee’s part, which is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company and which is not remedied in a reasonable period of time after receipt of written notice from the Company specifying such breach; (2) willful misconduct or gross negligence which results in material harm to the Company; or (3) the conviction of the Optionee of, or a plea of nolo contendere by the Employee to, a felony or other crime involving fraud or dishonesty; or (4) willful violation of Company policies which results in material harm to the Company.

(d) Except as otherwise provided for herein, the Optionee’s Severance (whether by reason of death or otherwise) shall not accelerate the number of shares with respect to which an Option may be exercised.

4. Method of Exercising.

This Option may be exercised by the Optionee upon delivery of the following documents to the Company at its principal executive offices:

(a) Written notice, in the form of a completed exercise election form, specifying the number of full Shares to be purchased;

(b) Payment of the full purchase price therefor in cash, by check, or in such other form of lawful consideration as the Committee may approve from time to time;

(c) Such agreements or undertakings that are required by the Committee pursuant to the Plan; and

(d) Payment of any taxes (including withholding taxes) which may be required by the Committee.

5. Assignments.

(a) This Option shall be exerciseable only by the Optionee during the Optionee’s lifetime.

(b) The rights of the Optionee under this Option may not be assigned or transferred except by will or by the laws of descent and distribution.

6. No Rights as a Stockholder.

The Optionee shall have no rights as a stockholder of any Shares covered by this Option until the date a certificate for such Shares has been issued to him or her following the exercise of the Option.

7. Interpretation of Option.

(a) This Option is made under the provisions of the Plan and shall be interpreted in a manner consistent with it.

(b) Any provision in this Option inconsistent with the Plan shall be superseded and governed by the Plan.

(c) For all purposes under this Agreement, employment by the Company shall include employment by the Company or any subsidiary thereof.

8. Legends on Certificates.

The Optionee acknowledges that the certificates representing the Shares issued upon exercise of this Option may bear such legends and be subject to such restrictions on transfer as the Company may deem necessary to comply with all applicable state and federal securities laws and regulations.

9. Amendments.

This Option may be amended at any time with the consent of the Company and the Optionee.

10. Non-Competition/Non-Solicitation/Non-Disclosure.

(a) The Optionee acknowledges and recognizes the highly competitive nature of the business of the Company and accordingly agrees that while Optionee is an employee of the Company and for the one-year period following termination of such relationship, the Optionee will not (i) engage in or become an employee, director, principal or shareholder of, consultant to or equity participant in, any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Company that engages in activities that are in competition with the Company in the United States (the “Territory”); (ii) directly or indirectly, own, manage, control, operate, invest in, acquire an interest in, or otherwise engage in, act for, or act on behalf of any person firm, partnership, joint venture, association, corporation or other business organization, entity, or enterprise other than the Company that engages in activities that are in competition with the Company; (iii) be an officer, director, consultant, partner, employee, creditor, agent, trustee, independent contractor, or advisor on a paid or unpaid basis of any person, firm, partnership, joint venture, association, corporation or other business organization, entity, or enterprise that has been a supplier to or client of the Company; (iv) be an officer, director, consultant, partner, owner, employee, creditor, agent, trustee, independent contractor, or advisor on a paid or unpaid basis of any physician group or physician partners who provide nephrology-related services; (v) (x) directly or indirectly induce any employee of the Company, its affiliates or its subsidiaries or any physician with privileges at a dialysis facility owned by the Company, its affiliates or its subsidiaries to (A) engage in any activity that Optionee has agreed to refrain from pursuant to (i)-(iv) above or (B) terminate his or her relationship with the Company or any of its affiliates or subsidiaries or (y) directly or indirectly employ, or offer employment to or other similar arrangement with, any person who is or was during the period of the Optionee’s employment or consulting or advisory relationship with the Company, or was beforehand, employed or engaged by the Company, its affiliates or subsidiaries, including but not limited to a medical director of a dialysis facility owned or operated by the Company, its subsidiaries or affiliates, or a physician with admitting privileges at a dialysis facility owned, operated or managed by Company, or one of its affiliates or subsidiaries, or (vi) take any action that results, or might reasonably result in any of the foregoing.

(b) In addition, Optionee agrees not to disclose or use for his or her own benefit or purposes or for the benefit or purposes of any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Company and any of its subsidiaries or affiliates, any trade secrets, information, data, or other confidential information relating to customers, development, programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, financing methods, plans, or the business and affairs of the Company (“Information”); provided, however, the foregoing shall not apply to (i) Information which is not unique to the Company, or (ii) Information which is generally known to the industry or the public other than as a result of the Optionee’s breach of this covenant, or (iii) disclosure that is required by any applicable law, rule or regulation. If Optionee receives such a request to produce Information in his or her possession, Optionee shall provide Company reasonable advance notice, in writing, prior to producing said Information, so as to give Company reasonable time to object to Optionee producing said Information. Optionee also agrees that Optionee will not become employed by or enter into service with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Company and any of its subsidiaries or affiliates in which Optionee will be obligated to disclose or use any Information, or where such disclosure would be inevitable because of the nature of the position.

(c) If, at any time within (a) the Term of this Option, or (b) one (1) year after termination of employment for any reason, whichever is the latest, Optionee (i) breaches the non-competition provision of Section 10(a), (ii) breaches the non-solicitation provision of Section 10(a), (iii) breaches the non-disclosure provision of Section 10(b), (iv) is convicted of a felony, (v) has been adjudicated by a court of competent jurisdiction of having committed an act of fraud or dishonesty resulting or intending to result directly or indirectly in personal enrichment at the expense of the Company, or (vi) is excluded from participating in any federal health care program, then (1) this Option shall terminate effective on the date on which Optionee enters into such activity and (2) any gain realized by Optionee from exercising all or a portion of this Option shall be paid by Optionee to the Company.

This agreement may be considered null and void at the discretion of the Company if a signed copy is not returned to the Stock Plan Administrator for the Company by NO LATER THAN                         .

In Witness Whereof, the Company and the Optionee have executed this Option as of the date first written above.

Optionee	Leadership (Executive, V.P., etc.)	Company

Printed Name	Printed Name	Printed Name

Signature	Signature	Signature

Title	Title	Title

Division/Department	Division/Department	Division/Department